--------------------------------------------------------------


                    ROYAL SILVER MINES, INC.
             (Formerly Celebration Mining Company)
                  (A Development Stage Company)

               Consolidated Financial Statements

           September 30, 1995 and November 30, 1994

         ----------------------- F-1 ------------------------

       Letter From Hein & Associates LLP Regarding
              Change in Certifying Accountant

         ----------------------- F-2 ------------------------

            INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Royal Silver Mines, Inc.
(Formerly Celebration Mining Company)
(A Development Stage Company)
Spokane, Washington

We have audited the accompanying consolidated balance sheet of Royal Silver Mines, Inc. (Formerly Celebration Mining Company) (a development stage company) as of September 30, 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the ten months then ended, and from inception of February 17, 1994 through September 30, 1995. These consolidated financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Royal Silver Mines, Inc. as of September 30, 1995 and the consolidated results of their operations and their cash flows for the ten months then ended and from inception on February 17, 1994 through September 30, 1995 in conformity with generally accepted accounting principles.

Jones, Jensen & Company
December 5, 1995

         ----------------------- F-3 ------------------------




                          C O N T E N T S


Independent Auditors' Report. . . . . . . . . . . . .   F-3

Consolidated Balance Sheets  . . . . . . . . . . . . .  F-5

Consolidated Statements of Operations  . . . . . . . .  F-7

Consolidated Statements of Stockholders' Equity. . . .  F-8

Consolidated Statements of Cash Flows  . . . . . . . .  F-10

Notes to the Consolidated Financial Statements . . . .  F-12


         ----------------------- F-4 ------------------------

                     ROYAL SILVER MINES, INC.
              (Formerly Celebration Mining Company)
                  (A Development Stage Company)
                   Consolidated Balance Sheets
                            ASSETS

                                        September 30,       November 30,
                                             1995               1994
CURRENT ASSETS

  Cash                                $         151,698    $         30,076
  Prepaid expenses                                4,350              26,977
                                      -----------------     ---------------
      Total Current Assets                      156,048              57,053

MINERAL PROPERTIES (Notes 1, 2 and 3)         3,869,515             253,376
                                      -----------------     ---------------
PROPERTY AND EQUIPMENT (Note 4)

  Furniture and equipment                       11,629              -
  Less - accumulated depreciation                 (589)             -
                                     -----------------     ---------------
       Total Property and Equipment             11,040              -

OTHER ASSETS

  Deferred debt issuance costs,
   net (Note 5)                                 19,736              55,748
  Organization costs, net (Note 5)                 359                 442
                                     -----------------     ---------------
       Total Other Assets                       20,095              56,190


       TOTAL ASSETS                  $       4,056,698    $        366,619
                                     -----------------     ---------------

            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                THESE CONSOLIDATED FINANCIAL STATEMENTS

         ----------------------- F-5 ------------------------

                          LIABILITIES AND STOCKHOLDERS' EQUITY

                                    September 30,      November 30,
                                        1995               1994
CURRENT LIABILITIES
 Accounts payable                    $  60,026          $    6,299
 Payable to related parties (Note 9)       289                 -
 Accrued expenses                       90,088                 -
 Notes payable (Note 8)                670,919              25,000
                             -----------------     ---------------

       Total Current Liabilities       821,322              31,299


LONG - TERM DEBT (Note 8)               -                   59,000


COMMITMENTS AND CONTINGENCIES
  (Notes 3 and 10)                      -                     -


STOCKHOLDERS' EQUITY

  Common stock, $.01 par value;
   40,000,000 shares authorized,
   7,757,063 and 3,450,000
   shares issued and outstanding,
   respectively  (Note 6)               77,571              34,500
  Additional paid-in capital         4,120,540             453,616
  Deficit accumulated during the
   development stage                  (962,735)           (211,796)
                             -----------------     ---------------
        Total Stockholders' Equity   3,235,376             276,320
                             -----------------     ---------------

        TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY    $   4,056,698       $      366,619

         ----------------------- F-6 ------------------------

                              Consolidated Statements of Operations


                                                 From          From
                                                 Inception on  Inception on
                                For the Ten      February 17,  February 17,
                                Months Ended     1994 Through  1994 Through
                                September 30,    November 30,  September 30,
                                1995             1994            1995
REVENUE                      $        -         $        -      $      -
                             ----------------  ---------------- -------------
  Total Revenue                       -                  -             -
                             ----------------  ---------------- -------------

EXPENSES

  Mineral leases                         843            -                843
  Depreciation and amortization       59,822             2,511        62,333
  Officers and directors
    compensation                     209,733           129,500       339,233
  General and administrative         273,246            79,785       353,031
                            ----------------  ---------------- -------------

     Total Expenses                  543,644           211,796       755,440
                            ----------------  ---------------- -------------

OPERATING INCOME (LOSS)             (543,644)         (211,796)     (755,440)
                            ----------------  ---------------- -------------
OTHER INCOME AND (EXPENSES)

  Interest expense                    (62,557)            -           (62,557)
  Loss on disposition of assets      (144,738)            -          (144,738)
                             ----------------  ---------------- -------------
     Total Other Income and
       (Expenses)                    (207,295)            -          (207,295)
                             ----------------  ---------------- -------------

NET INCOME (LOSS)             $      (750,939) $      (211,796)  $   (962,735)
                             ----------------  ---------------- -------------
NET INCOME (LOSS) PER SHARE   $         (0.17) $         (0.09)  $      (0.29)
                             ----------------  ---------------- -------------
WEIGHTED AVERAGE SHARES
 OUTSTANDING                        4,413,566         2,232,168     3,356,143
                             ----------------  ---------------- -------------

         ----------------------- F-7 ------------------------

                                     ROYAL SILVER MINES, INC.
                             (Formerly Celebration Mining Company)
                                  (A Development Stage Company)
                        Consolidated Statements of Stockholders' Equity

                                                        Deficit
                                                        Accumulated
                                          Additional    During the
                      Common Stock        Paid-in       Development
                    Issued      Amount    Capital       Stage      Total
Balance,
 February 17, 1994     -       $     -      $     -     $    -     $    -

Issuance in May 1994
 of shares at $.002
 per share to officers
 and directors in
 exchange for assign-
 ment of mining
 property option     2,250,000     22,500       (18,500)      -        4,000

Issuance in July
 1994 of shares for
 cash at $.402 in
 private placement,
 net of costs        1,050,000     10,500       411,116       -      421,616

Issuance in August
 1994 of shares to
 a director in
 exchange for services,
 valued at $.417
 per share             150,000      1,500        61,000       -       62,500

Net loss for the
 year ended November
 30, 1994                  -           -            -     (211,796)  (211,796)
                    -----------   ---------     -------- ---------  ---------
Balance,
 November 30, 1994   3,450,000      34,500      453,616   (211,796)   276,320

Issuance of shares
 in debt offering
 at $.03 per share     416,250       4,163        9,712        -       13,875

Issuance of shares for
 mineral properties
 valued at $1.00
 per share             262,500       2,625      259,875        -      262,500

Issuance of shares
 for cash at $1.00
 per share              15,000          15       14,850        -       15,000

Stock issuance costs      -             -       (58,202)       -      (58,202)
                    -----------   ---------    --------   --------- ---------
Balance forward      4,143,750    $  41,438   $ 679,851  $ (211,796) $509,493
                    -----------   ---------    --------   --------- ---------

         ----------------------- F-8 ------------------------

Issuance of shares to
 acquire Consolidated
 Royal Mines, Inc. at
 $0.15 per share    2,434,563       24,346     335,750         -      360,096

Issuance of shares to
 directors and employees
 for services at prices
 ranging from $2.00 to
 $2.50 per share       12,750         127      29,473          -       29,600

Issuance of shares in
 exchange for mineral
 properties at prices
 ranging from $3.13
 to $3.25 per share   800,000       8,000   2,530,126          -    2,538,126


Issuance of shares for
 cash at prices ranging
 from $1.50 to $2.00
 per share            166,000       1,660     247,340          -      249,000


Issuance of shares in
 exchange for debt at
 $1.50 per share      200,000       2,000     298,000          -      300,000


Net loss for the ten
 months ended
 September 30, 1995       -            -           -    (750,939)    (750,939)
                   -----------   ---------   --------  ---------    ---------
Balance,
 September 30, 1995  7,757,063   $ 77,571  $4,120,540  $(962,735)  $3,235,376

         ----------------------- F-9 ------------------------

                                    ROYAL SILVER MINES, INC.
                            (Formerly Celebration Mining Company)
                                 (A Development Stage Company)
                            Consolidated Statements of Cash Flows



                                              From              From
                                              Inception on      Inception on
                              For the Ten     February 17,      February 17,
                              Months Ended    1994 Through      1994 Through
                              September 30,   November 30,      September 30,
                              1995            1994              1995
CASH FLOWS FROM               --------------  --------------    --------------
 OPERATING ACTIVITIES:

 Net income (loss)          $     (750,939)    $   (211,796)      $  (962,735)
 Adjustments to reconcile
  net income(loss)to net
  cash provided (used)
  by operating activities:
   Depreciation and amortization    59,822            5,058            64,880
   Issuance of common stock
     for services                   29,600           62,500             2,100
Change in assets and liabilities:
   Prepaid expenses                 22,627          (26,977)           (4,350)
    Other assets                   (23,137)            (500)          (23,637)
    Accounts payable                53,727            6,299            60,026
    Accrued expenses                90,088              -              90,088
    Payable to related parties     300,289              -             300,289
                              -------------    -------------     ------------

 Net Cash Provided (Used)
  By Operating Activities         (217,923)        (165,416)         (383,339)
                              -------------    -------------     ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:

 Purchase and development of
  mineral properties              (455,418)        (170,375)         (625,793)
  Purchase of fixed assets         (11,629)           -               (11,629)

 Net Cash Provided (Used)
  By Investing Activities       $ (467,047)     $  (170,375)       $ (637,422)
                             -------------    -------------     -------------

         ----------------------- F-10 ------------------------

CASH FLOWS FROM
 FINANCING ACTIVITIES:

 Stock issuance costs          $   (58,202)     $   (71,633)       $ (129,835)
 Proceeds received on
  long-term debt                   675,000           -                675,000

 Payments made on notes payable    (74,206)           -               (74,206)
 Issuance of common stock
  for cash                         264,000          437,500           701,500

   Net Cash Provided (Used)
    By Financing Activities        806,592          365,867         1,172,459


NET INCREASE (DECREASE) IN CASH    121,622           30,076           151,698
                             -------------    -------------     -------------

CASH, BEGINNING OF YEAR             30,076           -                 -
                             -------------    -------------     -------------

CASH, END OF YEAR                  151,698           30,076           151,698
                             -------------    -------------     -------------


SUPPLEMENTAL CASH FLOWS DISCLOSURE:

NET CASH PAID FOR:

 Income taxes                          250              100               350
 Interest                           17,683           -                 17,683

NON-CASH FINANCING ACTIVITIES:

 Common stock issued for services
  rendered                          29,600           62,500            92,100

 Common stock issued for mineral
  properties                     2,800,626           -              2,800,626

 Common stock issued in exchange
  for debt                         313,875           -                313,875

 Common stock issued in
  acquisition of Consolidated
  Royal Mines, Inc.                360,096           -                360,096

 Option rights acquired in exchange
  for a payable                      -               79,000            79,000

 Common stock issued for assignment
  of mining property options         -                4,000             4,000

         ----------------------- F-11 ------------------------


                     ROYAL SILVER MINES, INC.
              (Formerly Celebration Mining Company)
                   (A Development Stage Company)
          Notes to the Consolidated Financial Statements
            September 30, 1995 and November 30, 1994

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Royal Silver Mines, Inc. (the Company) was incorporated in April 1969 under the laws of the State of Utah primarily for the purpose of acquiring and developing mineral properties. The Company conducts its business as a 'junior' natural resource company, meaning that it intends to receive income from property sales or joint ventures with larger companies.

Celebration Mining Company (Celebration), currently a wholly-owned subsidiary of the Company, was incorporated for the purpose of identifying, acquiring, exploring and developing mining properties. Celebration was organized on February 17, 1994 as a Washington Corporation. Celebration has not yet realized any revenues from its planned operations.

On August 8, 1995, the Company and Celebration completed an Agreement and Plan of Reorganization whereby the Company issued 4,143,750 shares of its common stock and 1,455,000 warrants in exchange for all of the outstanding common stock of Celebration. Pursuant to the reorganization the name of the Company was changed to Royal Silver Mines, Inc. Immediately prior to the Agreement and Plan of Reorganization, the Company had 2,375,463 common stock shares issued and outstanding.

The acquisition was accounted for as a purchase by Celebration of the Company, because the shareholders of Celebration control the Company after the acquisition. Therefore, Celebration is treated as the acquiring entity. There was no adjustment to the carrying value of the assets or liabilities of the Company in the exchange as the market value approximated the net carrying value. The Company is the acquiring entity for legal purposes and Celebration is the surviving entity for accounting purposes.

The accompanying consolidated financial statements include the accounts of the Company and Celebration from August 8, 1995 through September 30, 1995. Prior to August 8, 1995 only the accounts of Celebration are presented. All transactions entered into subsequent to August 8, 1995 are those of Royal Silver Mines, Inc., the surviving company.

The $3,869,515 cost of mineral properties included in the accompanying consolidated balance sheet as of September 30, 1995 is related to exploration properties. The Company has not determined whether the exploration properties contain ore reserves that are economically recoverable.
The ultimate realization of the Company's investment in exploration properties is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The ultimate realization of the Company's investment in exploration properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in developing or selling these properties, has been made in the accompanying consolidated financial statements.

         ----------------------- F-12 ------------------------

The Company is actively seeking additional capital and management believes the properties can ultimately be sold or developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavor. Furthermore, the Company is in the development stage as it has not realized any significant revenues from its planned operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.

b.  Loss Per Share

The computation of loss per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

c.  Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

d.  Mineral Properties

Costs of acquiring, exploring and developing mineral properties are capitalized by project area. Costs to maintain the mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. Mineral properties are periodically assessed for impairment of value and any losses are charged to operations at the time of impairment.

Should a property be abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the remaining claims within the project area.

e.  Principles of Consolidation

The consolidated financial statements include those of Royal Silver Mines, Inc. and Celebration Mining Company.
All significant intercompany accounts and transactions have been eliminated.

         ----------------------- F-13 ------------------------

f.  Concentration of Risk

The Company maintains its cash accounts in primarily one commercial bank in Washington. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company's cash balance exceeds that amount by $51,566 at September 30, 1995.

g.  Provision For Taxes

At September 30, 1995, the Company had net operating loss carryforwards of approximately $960,000 that may be offset against future taxable income through 2010. No tax benefit has been reported in the consolidated financial statements because the Company believes there is a 50% or greater chance the net operating loss carryforwards will expire unused. Accordingly, the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 - MINERAL PROPERTIES

During the year ended September 30, 1993, the Company received approximately 800 mining claims from a related party, all located in the northern Oquirrh Mountain range in the State of Utah. These mineral properties were received in lieu of payment of a receivable from the related party.

In May 1994, in exchange for 2,250,000 shares of the Company's common stock, the founders of the Company assigned to the Company the rights under an option agreement to acquire up to a 50% interest in the mineral rights on a property located in Madison County, Montana.

The option agreement was cancelled prior to September 30, 1995. The costs incurred on the property and capitalized in the financial statements were written off during the year ended September 30, 1995. All rights under the option agreement on the mineral properties reverted back to its original owners.

         ----------------------- F-14 ------------------------

In October 1994, the Company and United Silver Mine, Inc., (United) entered into a joint venture agreement whereby the Company may acquire up to an 80% interest in a mining property located in the State of Utah. Under the terms of the agreement, United was to contribute real properties for an initial 75% interest in the joint venture, and the Company was to remove all liens associated with the real properties by paying
$175,000 to a bank which was the primary lien holder for its initial 25% interest in the venture. The Company will be granted an additional 25% interest upon providing a $300,000 loan to United. Terms of the loan call for 5% annual interest over a 15-year period with the principal and interest to be repaid from the sellers remaining interest in certain underground minerals, or the loan will be forgiven. The
Company will be granted an additional 30% interest if it expends $4,000,000 on underground development of the properties by June 1, 1998. The Company is responsible for providing 100% of the operating capital of the joint venture until commercial production commences. Thereafter, capital contributions will be based upon equity interest in the venture.

Prior to September 30, 1995, the Company expended $175,000 to purchase the above mentioned promissory note. The property was auctioned in a public auction in May, 1995 and by virtue of the Company's first position on the lien, the Company was able to successfully bid the full amount of the underlying promissory note. Additional expenditures have been made on the property through September 30, 1995.

In February 1995, the Company entered into an agreement to acquire a mineral lease on a property in Shoshone County, Idaho. In connection with this lease, the Company has paid $50,000 and issued 175,000 shares of common stock. In addition, 10,000 share were issued to a new director for his assistance in obtaining this lease. The Company was originally obligated to pay $950,000 by September 1, 1995, as 'an advance royalty.' This original due date has been extended indefinitely because of the proposed acquisition of Fausett International (See Note 12). When, and if, the property achieves gross sales of $40,000,000, the Company will be obligated to pay an additional .5% royalty on future sales. Furthermore, beginning after September 1, 1995, and at such time as the average price of silver has reached $6.00 per ounce for a 30-day period, the Company is obligated to spend not less than $2,000,000 during the subsequent 36 months to dewater and repair the mine. Thereafter, the Company will be required to maintain the mine in a condition to allow it to be put into production within sixty days.
There are certain claims by the U.S. Environmental Protection Agency and the county on this property for which the lessor is obligated to pay. In the event these claims are not satisfactorily resolved, they may effect the Company's rights to the property.

         ----------------------- F-15 ------------------------

In March 1995, the Company entered into a joint venture agreement with an Australian company for exploration of a certain mineral property in Australia. Under the original terms of the joint venture agreement, the Company could acquire up to a 50% interest subject to a vesting schedule which required $100,000 to be paid by April 1995 (which was paid) for an initial 10% interest. An additional interest can be obtained by payment of the following: $100,000 within 60 days after receipt of assays from the first drill hole (10%); $1,000,000 not later than 6 months after the second drill hole (15%) and; $1,000,000 not later than 12 months after the prior payment (15%).

During the year ended September 30, 1995, the Company purchased through the issuance of 800,000 shares of its common stock, various mineral properties located in the States of Washington and Idaho. The mineral properties were recorded at the fair market value of the shares on the date of issuance ranging from $3.13 to $3.25 per share for a total purchase price of $2,538,126.

The Company's proposed future mining activities will be subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project, and cause changes or delays in the Company's activities.

The total mineral properties at September 30, 1995 and November
30, 1994 are classified as follows:

                                    September 30,       November 30,
                                        1995               1994
                                    --------------     --------------
Mineral properties under
  joint ventures                    $    352,739       $     -

Other mineral properties               3,516,776            253,376
                                    --------------     --------------
Total Mineral Properties            $  3,869,515       $    253,376
                                    --------------     --------------

The Company's mineral properties are valued at the lower of cost or net realizable value.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred.
Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets of five years.

         ----------------------- F-16 ------------------------

NOTE 5 - INTANGIBLE ASSETS

Deferred debt issuance costs and organization costs are recorded at cost. Amortization of these intangible assets is determined using the straight-line method over the expected useful lives of the assets as follows:

     Description                     Useful Lives
     --------------                   -------------
     Deferred debt issuance costs     1 year
     Organization costs               5 years

NOTE 6 - COMMON STOCK

During the year ended November 30, 1994, Celebration issued
1,500,000 shares of common stock to directors for services rendered, valued at $.003 to $.625 per share, which is the fair market value of the shares on the date of issuance.

During the year ended September 30, 1995, the Company issued 12,750 shares of common stock to directors and employees for services rendered, valued at prices ranging from $2.00 to $2.50 per share, which is the fair market value of the shares on the date of issuance.

During the year ended September 30, 1995, Celebration issued 975,000 shares of common stock in exchange for mineral properties (See Note 3) and sold 176,000 shares of common stock for $264,000 cash.

The Company issued 200,000 shares of its common stock during the year ended September 30, 1995 in lieu of outstanding debt that was owed to Centurion Mines Corporation (Centurion), a related entity. The stock was issued at $1.50 per share in payment of $300,000 of the then outstanding debt (See Note
9). The Company also issued 277,500 shares in connection with the issuance of notes payable (See Note 8). (See also the disclosure in Note 1).

         ----------------------- F-17 ------------------------

NOTE 7 - COMMON STOCK OPTIONS AND WARRANTS

In January 1992, the shareholders of Royal approved a 1992
Stock Option and Stock Award Plan under which up to ten percent of the issued and outstanding shares of the Company's common stock could be awarded based on merit of work performed. As of September 30, 1995, 12,750 shares of common stock have been awarded under the Plan.

Celebration, prior to the exchange agreement with Royal, had granted securities to certain shareholders which represented rights to purchase or receive shares of Celebration's common stock. These options were assumed by the Company after the merger at a rate of 1.5 shares for each option still outstanding. Thus, the Company has granted options, with varying conditions and requirements, to purchase a total of 1,455,000 shares of its common stock. 255,000 of the stock options are exercisable at $1.50 per share and expire March 21, 2000. The remaining 1,200,000 stock options are exercisable at $0.93 per share and expire on August 31, 2001. As of September 30, 1995, none of these options have been exercised.

NOTE 8 - NOTES PAYABLE

In February 1995, the Company raised $555,000 through the issuance of promissory notes. The notes bear interest at 10% per annum and will be due on the earlier of January 1, 1996 or the closing of any public offering of equity securities by the Company. If a public offering is not completed by January 1, 1996, the Company has the option to extend the term of the notes for one year. The note holders also received 277,500 shares of Celebration's common stock. In the case the notes are extended, the note holders will receive an additional 245,625 shares of the Company's common stock. A 10% commission was charged by an underwriter on the sale of almost all of the notes.

In April 1995, the Company raised $120,000 in 10% convertible debentures. Interest accrues to maturity in April 1996. The debentures and accrued interest are convertible into common stock at a rate of $1.33 per common share.

The notes payable were recorded net of the discount on issuance of $13,875, which as of September 30, 1995 was $4,081.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company has received advances from a related party in order to pay ongoing operating expenses. The amount owed eventually exceeded $300,000 during 1995. Therefore, the Company approved the issuance of 200,000 shares of common stock in payment of $300,000 of the then outstanding balance (See Note 6). The balance outstanding at September
30, 1995 was $289.

         ----------------------- F-18 ------------------------

NOTE 10 -  FUTURE LEASE OBLIGATIONS

The Company is obligated under its lease arrangements to make additional lease payments subsequent to September 30, 1995 as follows:

      Year Ended
      September 30,                        Amount
      -------------                        ---------
      1996                                 $  7,800
      1997                                    5,000
      1998                                    5,000
      1999                                    5,000
      2000 and thereafter                    25,000
                                          ---------
      Total                                $ 47,800

NOTE 11 -  PRIVATE STOCK OFFERING

The Company has initiated a private placement of its common stock of up to 2,000,000 shares at $1.50 per share. The primary purpose of the offering by the Company is to provide the Company with the needed capital to commence its mining operations and joint ventures and for general corporate purposes.

NOTE 12 -  SUBSEQUENT EVENTS

Subsequent to September 30, 1995, the following material events have occurred:

1 - On October 18, 1995, the Company entered into an agreement with Fausett International, an Idaho Corporation, whereby the Company would issue 850,000 shares of its common stock for 81% of the total outstanding shares of Fausett International. The proposed acquisition had not been made final as of the date of this report. Management believes that the likelihood of completing the acquisition is less than 50% because of circumstances beyond their control. Fausett International is a prior shareholder of Celebration and is considered to be a related party at September 30, 1995.

2 - The Company sold 335,000 shares of its common stock at $1.50 per share for $502,500 cash.

3 - The holders of the notes payable by the Company have converted $570,919 of the notes to common stock at $1.50 per share.

         ----------------------- F-19 ------------------------

NOTE 13 - CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS

The historical information contained herein has been consolidated on a proforma basis. The purchase of Celebration Mining Company as described in Note 1 was effective August 8, 1995. The purchase has been presented as though it was effective September 30, 1994. All significant accounting policies for Celebration Mining Company are the same as the Company's as defined in Note 1. No proforma adjustments for depreciation and amortization have been recorded because the market value of Celebration Mining Company is approximately the same as predecessor cost.



                                    For the
                               Period Ended
                                November 30,               For the Year Ended
                                       1994                September 30, 1994
                             --------------    ------------------------------
                                Celebration       Royal Silver       Proforma
                             Mining Company        Mines, Inc.       Combined
                             --------------    ---------------   ------------
REVENUES                    $       -          $        -       $       -

EXPENSES

 Mineral leases                     -                 1,661          1,661
 Depreciation and
  amortization                         58               -               58
 Officers and directors
  compensation                    129,500           548,381         77,881
 General and administrative        82,238           162,200        244,438
                           --------------     -------------   ------------

    Total Expenses                211,796           712,242        924,038
                           --------------      ------------   ------------

INCOME (LOSS) FROM
  OPERATIONS                     (211,796)        (712,242)      (924,038)
                           --------------     ------------   ------------

OTHER INCOME (EXPENSE)

 Interest income                   -                    12             12
 Interest expense                  -                  (551)          (551)
                           --------------     ------------   ------------
     Total Other Income
      (Expense)                    -                  (539)          (539)
                           --------------     ------------   ------------

NET INCOME (LOSS)           $    (211,796)   $    (712,781)  $   (924,577)
                            -------------     ------------   ------------

EARNINGS (LOSS)
   PER SHARE                $       (0.07)   $       (0.35)  $      (0.42)
                            -------------     ------------   ------------

         ----------------------- F-20 ------------------------
